Exhibit 99.1

For Immediate Release

Contact:	Kim Fehrt
Intersil Corporation
Tel: 408.546.3566
E-mail : kfehrt@intersil.com

Intersil Elects Mercedes Johnson to Board of Directors

MILPITAS, CA, August 5, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high-performance analog solutions, today named Mercedes Johnson to its Board of Directors. She was elected to Intersil’s Board and appointed as a member of its Audit Committee at a Board meeting held on August 3, 2005. Johnson, 51, served for seven years at Lam Research Corporation as the senior vice president and chief financial officer until June 2004. Lam Research Corporation is the leading capital equipment supplier to the semiconductor industry and market share leader in etching processes.

“We are delighted to have Mercedes join the Intersil Board. Her broad industry experience promises to make her a valuable addition to our Board,” said Rich Beyer, president and chief executive officer of Intersil Corporation. “Her knowledge of the semiconductor industry and proven financial acumen are an excellent fit for our organization as we continue our strategy of becoming a premier high-performance analog company.”

Prior to joining Lam Research, Ms. Johnson spent 10 years with Applied Materials, Inc., where she served in various senior financial management positions, including vice president and worldwide operations controller. Ms. Johnson currently serves on Micron Technology, Inc.’s Board of Directors, a position she has held since June 2005. She also serves on the Board of Directors for Storage Technology Corporation (StorageTek®). Ms. Johnson holds a degree in accounting from the University of Buenos Aires.

About Intersil

Intersil Corporation, a NASDAQ 100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC / DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

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